Exhibit 10.1

Execution Version

PREFERRED STOCK REPURCHASE AGREEMENT

This Preferred Stock Repurchase Agreement, dated as of October 14, 2024 (this “Agreement”), is entered into by and between MRC Global Inc., a Delaware corporation (the “Company”), and Mario Investments, LLC, a Delaware limited liability company (“Mario”).

WHEREAS, on June 10, 2015, the Company issued 363,000 shares of 6.50% Series A Convertible Perpetual Preferred Stock of the Company (the “Preferred Stock”);

WHEREAS, in connection with the issuance of the Preferred Stock, the Company and Mario entered into that certain Shareholders’ Agreement, dated as of June 10, 2015 (the “Shareholders’ Agreement”); and

WHEREAS, the Company desires to repurchase from Mario, and Mario desires to sell to the Company, all of the outstanding shares of Preferred Stock owned by Mario (the shares of Preferred Stock to be sold hereunder, the “Shares”) in the manner and for the consideration set forth below, on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises set forth in this Agreement and other valuable consideration, the receipt and sufficiency of which the parties to this Agreement hereby acknowledge, and upon the terms and subject to the conditions of this Agreement, the parties agree as follows:

1. Definitions. For purposes of this Agreement, capitalized terms used herein but not defined elsewhere in this Agreement shall have the meanings ascribed below.

“ABL Facility” means that certain Fourth Amended and Restated Loan, Security and Guarantee Agreement, dated as of September 3, 2021, by and among MRC Global (US) Inc. and certain other subsidiaries of the Company, as U.S. Borrowers and Guarantors, the Company, as a guarantor, MRC Global Australia Pty Ltd., as Australian Borrower, MRC Global (Belgium) NV, as Belgian Borrower, MRC Global (Canada) Ltd., as Canadian Borrower, MRC Global (Netherlands) B.V., as Dutch Borrower, MRC Global Norway AS, as Norwegian Borrower, MRC Global (UK) Limited, as UK Borrower, the other borrowers from time to time party thereto, certain financial institutions as lenders and Bank of America, N.A., as Administrative Agent, Security Trustee and Collateral Agent, as may be amended from time to time.

“Actual or Constructive Ownership” means actual or constructive ownership for purposes of Section 302 of the Code and the Treasury Regulations promulgated under the Code (including constructive ownership pursuant to the rules of Section 318(a) of the Code).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that:

(a) no securityholder of the Company shall be deemed to be an Affiliate of any other securityholder solely by reason of any investment in the Company,

(b) no portfolio company in which Mario or any of its Affiliates have an investment shall be deemed an Affiliate of Mario or any of its Affiliates, and

(c) the Company, its Subsidiaries and any of the Company’s other controlled Affiliates shall not be deemed an Affiliate of Mario or any of its Affiliates.

For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, each member of the Cornell Group shall be deemed to be an Affiliate of Mario.

“Aggregate Cash Consideration” means an amount, in cash, equal to (x) 363,000 multiplied by (y) the Per Share Price, or $361,185,000.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, New York or Houston, Texas are authorized by law to close.

“Certificate” means that certain Certificate of Designations, Preferences, Rights and Limitations of the Preferred Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any stock into which the Common Stock may thereafter be converted or changed.

“Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any event, change, occurrence, state of facts, development, circumstance or condition that, individually or in the aggregate, would, or would reasonably be expected to, prevent or delay the Repurchase.

“Company Released Parties” means the Company and any of its former, current or future directors, officers, employees, agents or Affiliates or any former, current or future director, officer, employee, general partner, manager, advisor, agent or Affiliate of any of the foregoing, or any of their respective successors and assigns.

“Company Releasing Parties” means the Company, on behalf of itself, and any former, current or future directors, officers, employees, agents or Affiliates of the Company, or any former, current or future director, officer, employee, general partner, manager, manager, advisor, agent or Affiliate of any of the foregoing and any of their respective successors or assigns.

“Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any of those Persons in the possession of, learned by or furnished to Mario or its Affiliates; provided, that the term “Confidential Information” does not include information that:

(a) is or becomes generally available to the public other than as a result of a disclosure by Mario or any of its Affiliates or any of its or their representatives in violation of this Agreement,

(b) was available to Mario on a non-confidential basis prior to its disclosure to Mario or its representatives by the Company or any of its representatives,

(c) becomes available to Mario on a non-confidential basis from a source other than the Company or any of its representatives after the disclosure of such information to Mario or its representatives by the Company, which source is (at the time of receipt of the relevant information) not, to the knowledge of Mario, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person in respect to such information, or

(d) is independently developed by Mario without violating any confidentiality agreement with, or other obligation of secrecy to, the Company.

“Cornell” means Henry Cornell.

“Cornell Group” means Cornell, Mario, Cornell Capital LLC, a Delaware limited liability company, Cornell Investment Partners, LLC, a Delaware limited liability company, Cornell Capital GP II LP, a Cayman Islands exempted limited partnership, Cornell Capital Special Situations Partners II LP, a Cayman Islands exempted limited partnership, or any of their respective controlled Affiliates or Cornell’s immediate family members.

“Debt Incurrence” means the entry into definitive documentation (including any amendment, modification, renewal, refinancing or replacement of existing definitive documentation) by the Company or any of its Subsidiaries relating to any Indebtedness of the type described in clause (a) of the definition thereof including a Term Loan B Debt Incurrence. For the avoidance of doubt, (A) (i) entry into an engagement for purposes of marketing any Indebtedness shall not constitute a Debt Incurrence to the extent no Indebtedness is incurred therewith and (ii) the exchange of signatures in escrow shall not be deemed to constitute an entry into definitive documentation unless and until such signatures are released from escrow and (B) no notice of borrowing by the Company or any of its Subsidiaries pursuant to the ABL Facility, and no cash withdrawal by or disbursements to the Company or its Subsidiaries in accordance with the terms and conditions of ABL Facility as of the date of this Agreement shall be deemed to be Debt Incurrence.

“Governmental Authority” means any transnational, or domestic or foreign, federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof.

“Indebtedness” means with respect to the Company and its Subsidiaries, on a consolidated basis and without duplication, all:

(a) indebtedness for borrowed money (including all principal, accrued and unpaid interest, premiums, penalties, and breakage fees) owed under any credit facility, note, bond, debenture or other debt security;

(b) any guarantees of any those items in clause (a) of this definition that are issued by any other Person (other than the Company) to the extent outstanding as of the Closing Date (as defined below);

(c) the settlement value (including breakage costs) payable under interest rate protection agreements outstanding (which amount may be negative to the extent such value represents a net receivable), including swaps, caps, collars, hedges or similar arrangements;

(d) accrued but unpaid Taxes of the Company; and

(e) reimbursement, payment or similar obligations under letters of credit, in each case only to the extent drawn (excluding any drawn amounts that have been reimbursed or funded with cash collateral as of the Closing Date).

“Investor Material Adverse Effect” means, with respect to Mario and its Subsidiaries, any event, change, occurrence, state of facts, development, circumstance or condition that, individually or in the aggregate, would, or would reasonably be expected to, prevent or delay the Repurchase.

“Investor Released Parties” means Mario and any of its former, current or future directors, officers, employees, agents or Affiliates or any former, current or future director, officer, employee, general partner, manager, advisor, agent or Affiliate of any of the foregoing, or any of their respective successors and assigns.

“Investor Releasing Parties” means Mario, on behalf of itself, and any former, current or future directors, officers, employees, agents or Affiliates of Mario, or any former, current or future director, officer, employee, general partner, manager, manager, advisor, agent or Affiliate of any of the foregoing and any of their respective successors or assigns.

“Per Share Price” means an amount equal to 99.5% of the Liquidation Preference (as defined in the Certificate).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions that the Person directly or indirectly owns.

“Taxes” means any and all U.S. federal, state and local and foreign, or provincial taxes, assessments and other governmental charges, duties, impositions, levies, customs, tariffs, fees and liabilities of the same or similar nature of a tax, including taxes based upon or measured by gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, premium, goods and services, excise (including excise tax under Section 4501 of the Code), branch, capital stock, utility, net worth, stamp, property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), whether direct or indirect or disputed or not, together with all interest, penalties and additions imposed with respect to such amounts or such interest, penalties, or additions.

“Term Loan B Debt Incurrence” means the entry into definitive documentation by the Company or any of its Subsidiaries relating to any Indebtedness pursuant to a term loan B with an aggregate principal amount of not less than $300 million, together with such other terms and conditions as may be determined and agreed upon by the Company or certain of its Subsidiaries in its or their sole discretion.

“Transfer” shall have the meaning ascribed to that term in the Shareholders’ Agreement.

2. Repurchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Mario shall sell to the Company all of the Shares free and clear of any and all liens (other than those imposed under the Shareholders’ Agreement, the Certificate or applicable securities laws), and the Company shall repurchase from Mario, all of Mario’s rights, title and interests in and to the Shares free and clear of any and all liens (other than those imposed under the Shareholders’ Agreement, the Certificate or applicable securities laws) (the “Repurchase”).

3. Closing.

3.1 Time of Closing. The closing of the Repurchase (the “Closing”) shall take place telephonically and through the mutual exchange via electronic means of executed copies of documents (including in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document) substantially concurrently, and in any event, on the same day on which that the Company or certain of its Subsidiaries effects any Debt Incurrence, subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions in Section 7 applicable to the Closing to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions) or at such other time and place as the Company and Mario mutually agree (such date, the “Closing Date”).

3.2 Closing Deliverables. Subject to the terms and conditions contained herein,

(a) At the Closing, Mario shall deliver or cause to be delivered to the Company:

(i) as applicable, a stock power instructing the Company to register the transfer of the Shares into the account of the Company or an assignment separate from the certificate, in a customary form mutually agreed by Mario and the Company, to evidence the transfer of the Shares;

(ii) the certificate of Mario that Section 7.2(e) requires;

(iii) a duly completed Internal Revenue Service Form W-9 executed by Mario (or, if Mario is classified as an entity disregarded as separate from another Person for U.S. federal income Tax purposes, the Person that is treated as its regarded owner for those purposes); and

(iv) the Retirement Notice (as defined below) that Section 6.7(b) requires.

(b) At the Closing, the Company shall deliver to Mario:

(i) the Aggregate Cash Consideration, together with an amount equal to all Accumulated Dividends (as defined in the Certificate) through the Closing Date, to an account that Mario designates in writing to the Company at least two Business Days prior to the Closing; and

(ii) the certificate of the Company that Section 7.1(e) requires.

4. Representations of the Company. The Company hereby represents and warrants to Mario that:

4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the conduct of its business requires licensing or qualification, except where failure to so qualify would not have a Company Material Adverse Effect.

4.2 Authority. The Company has the corporate power and authority to execute, deliver and perform this Agreement and to carry out its obligations pursuant to this Agreement. The Company’s execution, delivery and performance of this Agreement and the consummation of the transactions that this Agreement contemplates have been duly authorized by all requisite corporate action on the part of the Company. The Company has duly and validly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Mario, this Agreement constitutes (and each of the other documents to which the Company is or will be a party when executed and delivered at the Closing, will constitute) a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

4.3 No Conflicts. None of the Company’s execution and delivery of this Agreement, nor the Company’s consummation of the transactions that this Agreement contemplates, will

(a) conflict with or violate any provision of the Company’s Certificate of Incorporation or its Amended and Restated Bylaws; or

(b) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default), result in the termination of or a right of termination or cancellation, or result in the loss of any benefit or require a payment or incur a penalty under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement, including the Debt Incurrence (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except as would not reasonably be expected to have a Company Material Adverse Effect, after giving effect to the transactions that this Agreement contemplates (including the consent Mario has given in Section 6.3); or

(c) violate any law or any judgment, ruling, order, writ, injunction or decree (collectively, “Judgments”) applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets.

4.4 Governmental Approvals. Except for the securities or blue sky laws of various states or filings required by or compliance with federal securities laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the Company’s execution and delivery of this Agreement, the Company’s performance of its obligations under this Agreement and the Company’s consummation of the transactions that this Agreement contemplates, other than any of those consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.5 Actions. As of the date of this Agreement, there is no action, suit, investigation or proceeding, governmental, regulatory or otherwise by or before any court or other Governmental Authority, pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries that would reasonably be expected to prevent the transactions that this Agreement contemplates.

4.6 No Other Representations or Warranties. Except for the representations and warranties that Section 5 expressly sets forth and those in any certificate delivered in connection with this Agreement, the Company acknowledges that no Person, including Mario,

(a) has made or is making any other express or implied representation or warranty with respect to Mario or its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its representatives or any information the Company or any of its representatives develops; or

(b) will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its representatives, or the use by the Company or any of its representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its representatives.

The Company, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim in this Section 4.6 relating to the foregoing matters.

4.7 No Brokers. Neither the Company nor any of its Subsidiaries is bound by or subject to any Contract with any Person that will result in Mario being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the consummation of the Repurchase.

5. Representations of Mario. Mario hereby represents and warrants to the Company that:

5.1 Organization. Mario is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Mario is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the conduct of its business requires such licensing or qualification, except where failure to so qualify would not have an Investor Material Adverse Effect.

5.2 Ownership of Shares. Mario is the beneficial and record owner of 363,000 shares of the Preferred Stock. Mario owns the Shares free and clear of any and all liens (other than those imposed under the Shareholders’ Agreement, the Certificate or applicable securities laws), and, at the Closing, Mario will deliver to the Company the Shares free and clear of liens (other than those imposed under the Shareholders’ Agreement, the Certificate or applicable securities laws). Mario has not granted any rights to purchase the Shares to any other Person. Mario has the sole right to transfer the Shares to the Company. The Shares constitute all the shares of Preferred Stock owned by Mario, no member of the Cornell Group will beneficially own any Shares, or any options, warrants or other securities exercisable for, or convertible into, Shares.

5.3 Authority. Mario has the corporate or other power and authority to execute, deliver and perform this Agreement and to carry out its obligations under this Agreement. Mario’s execution, delivery and performance of this Agreement and the consummation of the transactions that this Agreement contemplates have been duly authorized by all requisite corporate action on the part of Mario. Mario has duly and validly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes (and each of the other documents to which Mario is or will be a party when executed and delivered at the Closing, will constitute) a valid and binding obligation of Mario enforceable against Mario in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

5.4 No Conflict. Mario’s execution, delivery and performance of this Agreement, and the consummation of the transactions that this Agreement contemplates, will not:

(a) conflict with or violate any provision of its organizational documents;

(b) violate any law or Judgment applicable to Mario or any Subsidiary of Mario or any of Mario’s properties or assets, except as would not reasonably be expected to have an Investor Material Adverse Effect; or

(c) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default), result in the termination of or a right of termination or cancellation, or result in the loss of any benefit or require a payment or incur a penalty, in each case, under any of the terms or provisions of any Contract to which Mario or any of its Subsidiaries is a party or accelerate Mario’s or, if applicable, any of its Subsidiaries’ obligations under any Contract, except as would not reasonably be expected to have an Investor Material Adverse Effect.

5.5 Governmental Approvals. Except for the securities or blue sky laws of the various states or filings required by or compliance with federal securities laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for Mario’s execution and delivery of this Agreement, Mario’s performance of its obligations under this Agreement and Mario’s consummation of the transactions that this Agreement contemplates, other than those consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

5.6 Actions. As of the date of this Agreement, there is no action, suit, investigation or proceeding, governmental, regulatory or otherwise by or before any court or other Governmental Authority, pending or, to the knowledge of Mario, threatened, against any member of the Cornell Group that would reasonably be expected to have an Investor Material Adverse Effect.

5.7 Tax Liability. Mario has reviewed with its own Tax advisors the U.S. federal, state and local and foreign Tax consequences of the transactions that this Agreement contemplates. Mario has relied solely on its advisors and not on any statements or representations of the Company or any of its agents regarding Tax consequences Mario that may result from the transactions that this Agreement contemplates. Mario confirms that it (and not the Company) shall be responsible for any Tax liability of Mario that may arise as a result of the transactions that this Agreement contemplates. For the avoidance of doubt, any excise tax imposed with respect to the Repurchase under Section 4501 of the Code shall be treated as a Tax liability of the Company, and not a Tax liability of Mario.

5.8 Access to Data. Mario has had access to and has had the opportunity to review, the information and records of the Company deemed sufficient by Mario for purposes of conducting Mario’s own independent review and analysis of the Company’s business, prospects and financial condition. Mario has had an opportunity to discuss the Company’s business, management and financial affairs with its management to its satisfaction. Mario has also had an opportunity to ask questions of officers of the Company, which questions were answered to Mario’s satisfaction. Mario acknowledges that the value of the Shares may be or become higher than the price at which the Company is repurchasing the Shares from Mario, and Mario acknowledges that it has received all information it has deemed appropriate or necessary to enable Mario to evaluate its decision to sell the Shares to the Company.

5.9 No Reliance. Mario and its representatives may have received, and may continue to receive from the Company and its representatives, certain estimates, projections, forecasts and other forward-looking information regarding the Company and its Subsidiaries. Mario acknowledges that:

(a) there are uncertainties inherent in attempting to make these estimates, projections, forecasts and other forward-looking statements with respect to which Mario is familiar;

(b) Mario is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information so furnished; and

(c) Mario will have no claim against the Company or any of its Subsidiaries, or any of their respective representatives, with respect thereto.

5.10 No Other Company Representations or Warranties. Except for the representations and warranties that Section 4 expressly sets forth, and in any certificate delivered in connection with this Agreement, Mario hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person,

(a) has made or is making any other express or implied representation or warranty with respect to the Company or its respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to Mario or any of its representatives or any information developed by Mario or any of its representatives; or

(b) will have or be subject to any liability or indemnification obligation to Mario resulting from the delivery, dissemination or any other distribution to Mario or any of its representatives, or the use by Mario or any of its representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Mario or any of its representatives.

Mario, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters in this Section 5.10.

5.11 Independent Review. Mario acknowledges (for itself and on behalf of its Affiliates and representatives) that it has conducted, to its satisfaction, its own independent investigation with such investment, legal, Tax, accounting and other advisers as it deemed necessary of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the transactions that this Agreement contemplates, including Mario’s sale of the Shares. Mario and its representatives have relied exclusively on the results of their own independent investigation without reliance on any representation or warranty of the Company other than those contained in Section 4 of this Agreement or any advice from the Company.

5.12 No Brokers. Neither Mario nor any of its Subsidiaries or Affiliates is bound by or subject to any Contract with any Person that will result in the Company being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the consummation of the Repurchase.

5.13 Tax. As of the date of this Agreement, other than as set forth on Schedule 5.13, Mario does not have Actual or Constructive Ownership of any stock or other equity interest (for U.S. federal income Tax purposes) in the Company (other than the Shares). Mario has no plan or intention to acquire (and no other Person has any plan or intention to acquire, in a manner that would cause Mario to acquire) Actual or Constructive Ownership of any stock or other equity interest (for U.S. federal income Tax purposes) in the Company. Mario (or if Mario is a disregarded entity, Mario’s taxable owner) is a U.S. person as defined under Section 7701(a)(31) of the Code. The Internal Revenue Service Form W-9 that Mario will provide to the Company at Closing pursuant to Section 3.2(a)(iii) is valid and accurate.

6. Covenants.

6.1 Debt Incurrence. In connection with the transactions that this Agreement contemplates, the Company expects that it or certain of its Subsidiaries will effect a Debt Incurrence, including pursuant to a Term Loan B Debt Incurrence. In accordance with Section 3, if the Company or certain of its Subsidiaries effects a Debt Incurrence, including pursuant to a Term Loan B Debt Incurrence, the Company will substantially concurrently, and in any event, on the same day on which that the Company or certain of its Subsidiaries effects such Debt Incurrence, use all or a portion of such borrowed money from such Debt Incurrence for the payment of all or a portion of the Aggregate Cash Consideration and all Accumulated Dividends (as defined in the Certificate) through the Closing Date, subject to the terms and conditions of the Agreement. For the avoidance of doubt, the Company shall be under no obligation to effect, or incur Indebtedness pursuant to, a Debt Incurrence. The Company shall require that the definitive documentation in respect of each Debt Incurrence effected after the date hereof shall provide that the proceeds from such Debt Incurrence shall first be used to pay the Aggregate Cash Consideration and all Accumulated Dividends (and defined in the Certificate) through the Closing Date until the Aggregate Cash Consideration and all Accumulated Dividends (and defined in the Certificate) through the Closing Date have been paid in full, following which such proceeds may be used for other purposes.

6.2 Compliance with Agreements. The parties agree that this Agreement and the transactions that this Agreement contemplates are consistent with the conditions and restrictions applicable to the Company and Mario pursuant to the Shareholders’ Agreement. Notwithstanding anything to the contrary, each party agrees that the other party shall not be required to bear any fees or expenses of the other party in connection with this Agreement or the transactions contemplated hereby.

6.3 Consent. Mario hereby acknowledges, authorizes and irrevocably consents to the Company or certain of its Subsidiaries effecting any Debt Incurrence; provided, that the transactions that this Agreement contemplates are consummated and the Closing occurs substantially concurrently, and in any event, on the same day on which that such Debt Incurrence is effected and the applicable Indebtedness is incurred. In connection with the preceding sentence, Mario hereby acknowledges, authorizes and irrevocably consents to the execution and delivery by Company or certain of its Subsidiaries of any amendment, modification or other definitive documentation that may be required in connection with or related to the ABL Facility in order for the Company or its Subsidiaries to effectuate a Term Loan B Debt Incurrence; provided, that the transactions that this Agreement contemplates are consummated and the Closing occurs substantially concurrently, and in any event, on the same day on which that such Term Loan B Debt Incurrence is effected and the applicable Indebtedness is incurred and such amendments, modification or other definitive documentation shall not be effective if such Term Loan B Debt Incurrence is not effected. For the avoidance of doubt, in the event that the transactions contemplated hereby are abandoned and this Agreement is terminated in accordance with Section 8, this Section 6.3 shall be null and void.

6.4 Transferability of Preferred Stock. Notwithstanding anything to the contrary in the Shareholders’ Agreement, Mario shall not Transfer any Shares under any circumstances to any other Person, other than to the Company in connection with the Closing.

6.5 Termination of Rights Associated with Shares and Shareholders’ Agreement. Mario agrees and acknowledges that upon the Closing, (a) all of Mario’s rights in connection with its ownership of the Shares shall immediately terminate and be of no further force or effect with respect to the Shares and (b) the Shareholders’ Agreement shall immediately terminate and be of no further force or effect, and no party shall have any further obligation or liability to any other party with respect to the Shareholders’ Agreement. Each of the Company and Mario agrees to execute and deliver any instruments necessary to document the termination of rights and to fully carry out the purposes of these covenants.

6.6 Rule 16b-3. Prior to the Closing, the Board shall adopt resolutions exempting the Repurchase under Rule 16b-3 under the Exchange Act in substantially the form mutually agreed by the parties prior to the date hereof. The Company shall provide Mario a copy of such adopted resolutions.

6.7 Board of Directors.

(a) Effective as of and conditional upon the Closing, Mario, on behalf of itself and each other Investor Releasing Party, irrevocably waives any and all rights to exercise, and agrees not to exercise at any time, the right to appoint a director to the Board pursuant to the terms of Section 2.01 of the Shareholders’ Agreement.

(b) At or prior to, and conditioned upon, the Closing, Mario shall have delivered or shall have caused Cornell, in his capacity as the Investor Designee (as defined in the Shareholders’ Agreement), to have delivered to the Company and the Board a written letter, substantially in the form attached hereto as Exhibit A (the “Retirement Notice”).

6.8 Release.

(a) Effective as of and conditional upon the Closing, Mario, on behalf of itself and each other Investor Releasing Party, fully and forever releases any and all claims, rights, actions and causes of action, arbitration or suit of any kind, or other legal, equitable or other proceeding, whether known or unknown to the fullest extent the law allows, that any Investor Releasing Party has ever had, now has or hereafter can, shall or may have against any Company Released Party that arise from or relate to the ownership of the Shares or Mario’s investment in the Company (including the service of representatives of Mario as a member of the Board) prior to the Closing. For the avoidance of doubt, this Section 6.8(a) shall not operate to release any Person from any claims arising out of or relating to fraud with the intent to deceive or to release or compromise any rights (w) to any indemnification, advancement or exculpation obligations set forth in the Company’s or its Subsidiaries’ organizational documents, director indemnification agreements (or equivalent) or otherwise, (x) to the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance or any tail policy in respect thereof, (y) under this Agreement or (z) that arise from or relate to Cornell’s personal capacity as a member of the Board following the Closing.

(b) Effective as of and conditional upon the Closing, the Company, on behalf of itself and each other Company Releasing Party, fully and forever releases any and all claims, rights, actions and causes of action, arbitration or suit of any kind, or other legal, equitable or other proceeding, whether known or unknown to the fullest extent the law allows, that any Company Releasing Party has ever had, now has or hereafter can, shall or may have against any Investor Released Party that arise from or relate to the ownership of the Shares or Mario’s investment in the Company (including the service of representatives of Mario as a member of the Board) prior to the Closing. For the avoidance of doubt, this Section 6.8(b) shall not operate to release any Person from any claims arising out of or relating to fraud with the intent to deceive or to release or compromise any rights (w) to any indemnification, advancement or exculpation obligations set forth in the Company’s or its Subsidiaries’ organizational documents, director indemnification agreements (or equivalent) or otherwise, (x) to the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance or any tail policy in respect thereof, (y) under this Agreement or (z) that arise from or relate to Cornell’s personal capacity as a member of the Board following the Closing.

6.9 Confidentiality.

(a) Mario agrees that Confidential Information furnished to it has been made available in connection with its investment in the Company. Mario shall, and shall cause any Person to whom Confidential Information was disclosed pursuant to the terms set forth in the Shareholders’ Agreement, not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed to:

(i) to Mario’s Affiliates or representatives who are directed to keep such Confidential Information confidential;

(ii) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which Mario or its Affiliates or representatives is subject); provided, that Mario, to the extent legally permissible, notifies the Company of the requirement and cooperates with the Company seeking a protective order at the Company’s request and expense to the extent possible covering that portion of the Confidential Information that the Company requests;

(iii) to any regulatory authority or rating agency to which Mario or any of its Affiliates is subject; provided, that Mario, to the extent legally permissible, notifies the Company of the requirement and cooperates with the Company seeking a protective order at the Company’s request and expense to the extent possible covering that portion of the Confidential Information that the Company requests.

Mario agrees to be responsible for any breach by its Affiliates or Representatives of this Section 6.9(a).

(b) Mario is aware that United States securities laws prohibit any Person who has material non-public information about a company from purchasing or selling securities of the company, or from communicating that information to any other Person under circumstances in which it is reasonably foreseeable that the Person is likely to purchase or sell such securities. Mario also understands that the Confidential Information may constitute material non-public information about the Company, and Mario is familiar with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the prohibitions and limitations upon a recipient of material non-public information those laws impose.

(c) Nothing contained in this Agreement shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim hereunder by or against the Company or any of its Subsidiaries.

6.10 Public Announcements. Except as may be required by applicable law, no party shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions that this Agreement contemplates, without prior consultation with the other parties as to the timing and contents of any announcement or communications; provided, that nothing contained in this Agreement shall prevent any party from promptly making all filings with any governmental entity or disclosures with the stock exchange, if any, on which the Company’s capital stock is listed, as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions that this Agreement contemplates, in each case following a reasonable opportunity to review and comment by the other party.

7. Conditions to Closing.

7.1 Conditions to Mario’s Obligations. The obligations of Mario to consummate the transactions that this Agreement contemplates to be consummated at the Closing is subject to the satisfaction of the following conditions, any of which may be waived in writing by Mario.

(a) No Judgments. No temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable law shall be in effect enjoining or otherwise prohibiting consummation of the transactions to be consummated on such Closing Date.

(b) Debt Incurrence. The Company or any of its Subsidiaries shall have effected, and incurred Indebtedness pursuant to, any Debt Incurrence.

(c) Representations and Warranties and Covenants of the Company. The representations and warranties of the Company set forth in Section 4 shall be true and correct (with respect to representations qualified by materiality or Company Material Adverse Effect) or true and correct in all respects (with respect to all other representations), in each case, as of the date of this Agreement and as of the Closing as though made on and as of that date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case the representation and warranty shall be true and correct as of such earlier date).

(d) Performance of Obligations of the Company. The Company shall have performed, in all material respects, all obligations that this Agreement requires to be performed by it on or prior to the Closing Date.

(e) Delivery of a Certificate. The Company shall have delivered a certificate to Mario, executed by the Company or one or more of its duly authorized representatives, as the case may be, as to the matters referred to in Sections 7.1(c) and 7.1(d).

7.2 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions that this Agreement contemplates to be consummated at the Closing is subject to the satisfaction of the following conditions, any of which may be waived in writing by the Company.

(a) No Judgments. No temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable law shall be in effect enjoining or otherwise prohibiting consummation of the transactions to be consummated on the Closing Date.

(b) Debt Incurrence. The Company or any of its Subsidiaries shall have effected, and incurred Indebtedness pursuant to, any Debt Incurrence.

(c) Representations and Warranties and Covenants of Mario. The representations and warranties of Mario set forth in Section 5 (other than Section 5.2) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Investor Material Adverse Effect” or words of similar import set forth therein) as of the date of this Agreement and as of the Closing as though made on and as of that date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had, and would not be reasonably expected to have, an Investor Material Adverse Effect. The representations and warranties of Mario set forth in Section 5.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of that date.

(d) Performance of the Obligations of Mario. Mario shall have performed, in all material respects, all obligations required by this Agreement to be performed by it on or prior to the Closing Date.

(e) Delivery of a Certificate. Mario shall have delivered a certificate to the Company, executed by each of them or one or more duly authorized representatives thereof, as the case may be, as to the matters referred to in Section 7.2(c) and 7.2(d).

(f) Delivery of the Retirement Notice. Mario shall have delivered or shall have caused Cornell to have delivered the Retirement Notice pursuant to Section 6.7(b).

8. Termination.

8.1 This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by written agreement of all of the parties;

(b) by either the Company, on the one hand, or Mario, on the other hand, by giving written notice of the termination to the other party or parties if the Closing shall not have occurred on or prior to November 30, 2024 and the failure of the Closing to occur is not caused by a breach of this Agreement by the party or parties seeking to terminate this Agreement pursuant to this Section 8.1(b).

8.2 In the event of any termination of this Agreement pursuant to this Section 8, this Agreement shall be terminated, and there shall be no further liability or obligation under this Agreement on the part of any party; provided, that nothing contained in this Agreement (including this sentence) will relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. For the avoidance of doubt, the rights and obligations of the Company and Mario pursuant to the Certificate and the Shareholders’ Agreement shall survive and remain in full force and effect following any termination of this Agreement pursuant to this Section 8.

9. Miscellaneous.

9.1 Survival. The covenants made in this Agreement that by their terms are to be performed following the Closing (including the covenants, agreements and restrictions set forth in Section 6 and this Section 9) shall survive the Closing and remain operative and in full force and effect until terminated in accordance with their respective terms. Regardless of any purported general termination of this Agreement, the provisions of Sections 8.2 and 9 shall remain operative and in full force and effect as between Mario and the Company, unless Mario and the Company executes a writing that expressly terminates such rights and obligations as between Mario and the Company.

9.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document) and shall be given

If to the Company:

MRC Global Inc.

1301 McKinney St., Suite 2300

Houston, Texas 77010

Attention:  Dan Churay, EVP and General Counsel

Email:     gc@mrcglobal.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention:  Kerry E. Berchem

       Tim Clark

Email:    kberchem@akingump.com

       tclark@akingump.com

If to Mario:

c/o Cornell Capital LLC

116 East 80th Street

New York, NY 10075

Attention:  Henry Cornell

Email:    henry@cornellcapllc.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:  William J. Chudd

Email:    william.chudd@davispolk.com

or such other address, email address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and the day is a Business Day; provided, that all electronic submissions shall be deemed received only upon confirmation of receipt. Otherwise, any notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

9.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

9.4 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if that court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties irrevocably consents to the jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

9.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS THAT THIS AGREEMENT CONTEMPLATES.

9.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

9.7 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, the amendment or waiver is in writing and is signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.8 Counterparts; E-Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart of this Agreement signed by all of the other parties. Until and unless each party has received a counterpart of this Agreement signed by the other parties, this Agreement shall have no effect, and no party shall have any right or obligation under this Agreement (whether by virtue of any other oral or written agreement or other communication). Except as expressly set forth in this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

9.9 Interpretation. The section headings contained in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of this Agreement. Unless the context specifically requires to the contrary, when used in this Agreement:

(a) the words “include”, “includes” or “including” mean “including, without limitation”;

(b) the word “or” means “one or more of”;

(c) the word “party” means each of the Company and Mario;

(d) references to a particular section shall refer to a section or subsection of this Agreement;

(e) references to a particular schedule or exhibit are references to the schedules or exhibits of this Agreement;

(f) references to the singular shall include the plural, and vice versa; and

(g) references to a particular gender shall include all genders as well unspecified genders.

9.10 Successors and Assigns. Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties. Subject to the foregoing and except as provided in this Agreement, this Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

9.11 Severability. If a court of competent jurisdiction or other authority holds any term, provision, covenant or restriction of this Agreement to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions that this Agreement contemplates is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions that this Agreement contemplates be consummated as originally contemplated to the fullest extent possible.

9.12 Expenses. Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

9.13 Remedies. Each party acknowledges the other parties would be irreparably damaged, and that money damages would not be an adequate remedy, if any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party shall be entitled, without proof of damages, to enforce any provision of this Agreement by a decree of specific performance and shall have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach. All rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by the party.

9.14 Withholding. All payments and distributions under this Agreement shall be subject to withholding and backup withholding of tax to the extent required by applicable law, and amounts withheld, if any, shall be treated as received by Mario. The Company shall notify Mario if it intends to withhold any amounts pursuant to this Section 9.14. The Company agrees that, so long as it receives a valid Internal Revenue Service Form W-9 from Mario pursuant to Section 3.2(a)(iii) of this Agreement, it shall not withhold U.S. federal taxes from the payment pursuant to Section 3.2(b)(i).

9.15 Intended Tax Treatment.

(a) The parties hereto intend that for U.S. federal income Tax purposes, the Repurchase shall be treated as a sale or exchange of the Shares by Mario pursuant to Section 302(b) of the Code. The parties hereto agree to file all Tax returns in a manner consistent with the foregoing except to the extent otherwise required by a change in law (including any interpretation by a Governmental Authority) or otherwise required by a final “determination” within the meaning of Section 1313 of the Code.

(b) Mario shall include a statement described under Treasury Regulation Section 1.302-2(b)(2) with respect to the Repurchase on its U.S. federal income Tax return (or returns) (including, for the avoidance of doubt, Internal Revenue Service Form 1065, if applicable) for the taxable year (or years, or portions thereof) that includes the applicable Closing Date.

[Remainder of Page Left Blank Intentionally]

In witness whereof, the parties have caused this Agreement to be executed as of the day and year first above written.

COMPANY:

MRC GLOBAL INC.

By:	/s/ Kelly Youngblood
Name:	Kelly Youngblood
Title:	Executive Vice President & CFO

[Signature Page to Preferred Stock Repurchase Agreement]

MARIO:

MARIO INVESTMENTS, LLC

By:	/s/ Henry Cornell
Name:	Henry Cornell
Title:	Authorized Signatory

[Signature Page to Preferred Stock Repurchase Agreement]

EXHIBIT A

FORM OF NOTICE OF RETIREMENT

[●], 2024

Board of Directors of MRC Global Inc.

1301 McKinney Street, Suite 2300

Houston, Texas 77010

c/o Dan Churay, EVP – Corporate Affairs, General Counsel & Corporate Secretary

Re: Notice of Retirement from Board of Directors

To Whom it May Concern:

In connection with the transactions contemplated by that certain Preferred Stock Repurchase Agreement, dated as of October 14, 2024, by and between MRC Global Inc., a Delaware corporation (the “Company”) and Mario Investments, LLC, a Delaware limited liability company (the “Repurchase Agreement”), I hereby give notice of my retirement from the board of directors of the Company (the “Board”) (including as a member of any and all committees thereof) effective as of the date of the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), and I confirm and state my intent to not stand for re-election to the Board (including as a member of any and all committees thereof) at the 2025 Annual Meeting; provided, however, that if the Closing (as defined in Section 3.1 of the Repurchase Agreement) does not occur for any reason, this notice shall be of no force or effect and is null and void.

I confirm and state that I have no disagreements with the Company regarding any matter relating to the Company’s operations, policies or practices that would be required to be disclosed on a Current Report on Form 8-K in connection with the execution and delivery of this notice.

Very truly yours,

Henry Cornell

Schedule 5.13

Actual or Constructive Ownership

•	363,000 shares of 6.50% Series A Convertible Perpetual Preferred Stock of the Company.

•	96,380 shares of Common Stock of the Company (including restricted Common Stock).